Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF KDP

On August 24, 2025, KDP entered into the Merger Protocol with JDE Peet’s. Pursuant to the Merger Protocol, on January 16, 2026, KDP commenced the Offer to acquire all of the issued and outstanding ordinary shares of JDE Peet’s, excluding treasury shares of JDE Peet’s, for €31.85 per share in cash, without interest. Upon the terms and subject to the conditions set forth in the Merger Protocol, KDP will acquire JDE Peet’s.

At the effective time of the JDE Peet’s Acquisition (the “Effective Time”), each JDE Peet’s ordinary share issued and outstanding immediately prior to the Effective Time (other than treasury shares of JDE Peet’s) will be converted into the right to receive the Offer in cash. Acorn Holdings B.V., an affiliate of JAB Holding Company S.à.r.l., together with certain directors of JDE Peet’s, collectively holding approximately 69% of the outstanding shares, have entered into irrevocable undertakings to tender their shares in the Offer and to vote in favor of the related resolutions at the extraordinary general meeting of JDE Peet’s.

Following completion of the JDE Peet’s Acquisition, KDP intends to separate into two independent, US-listed publicly traded companies pursuant to the Separation. One of the resulting US-listed public companies, Global Coffee Co., will combine the KDP Coffee Business and the business of JDE Peet’s and its subsidiaries as described under “Business of JDE Peet’s.” The remaining business, New Beverage Co., will operate as a scaled North American refreshment beverage company.

Financing of the JDE Peet’s Acquisition

JV Investment

On October 26, 2025, KDP entered into a commitment letter with the JV Investors, under which the JV Investors have committed to making, subject to certain conditions, a strategic minority investment into KDP’s wholly-owned subsidiary, the “Pod Manufacturing JV.” On February 23, 2026, KDP entered into a JV Transaction Agreement by and among the Pod Manufacturing JV, Keurig Partners and the JV Investor Partner in connection with the previously announced commitment letter relating to the JV Investment.

The JV Transaction Agreement provides that, upon its terms and subject to certain conditions, at the closing of the JV Investment, (i) KGMM will merge with and into the Pod Manufacturing JV, with the Pod Manufacturing JV surviving, (ii) Keurig Lux Partner will contribute 100% of the equity interests of Keurig Canada ULC as a capital contribution to the Pod Manufacturing JV and (iii) the JV Investor Partner will make a capital contribution of $4.0 billion to the Pod Manufacturing JV in exchange for limited partnership units representing a 49% interest in the Pod Manufacturing JV. The remaining 51% ownership interest in the Pod Manufacturing JV will remain under the ownership of KDP and its affiliates. Following completion of the transactions contemplated by the JV Transaction Agreement, the Pod Manufacturing JV will own or otherwise have access to KDP’s and its affiliates’ manufacturing assets and facilities used in the manufacture of K-Cup pods and other unbrewed single-serve beverages in the United States and Canada.

The JV Investor Partner will be entitled to 49% of the Pod Manufacturing JV’s distributions until it achieves a target internal rate of return equal to 6.375% in each of the first five years, which is assumed to be met based on the income of the Pod Manufacturing JV for the periods presented on the unaudited pro forma condensed combined statement of income of KDP. The JV Investor Partner will receive 49% of distributions in years thereafter which are classified as non-controlling interest on the unaudited pro forma condensed combined statements of income of KDP.

The JV Transaction Agreement provides that, at the closing of the JV Investment, the Keurig Partners and the JV Investor Partner will enter into the A&R LPA. The A&R LPA sets forth each partner’s rights and responsibilities with respect to the Pod Manufacturing JV, including with respect to the limited partner committee (a majority of the members of which will be appointed by the Keurig Partners), certain unanimous approval rights in favor of the JV Investor Partner, mechanisms for capital contributions to be made to the Pod Manufacturing JV, limitations on transfers by the partners, a call right exercisable by the Keurig Partners beginning on the eighth anniversary of the closing of the JV Investment and ending on the fifteenth anniversary of the closing of the JV Investment (or earlier upon the occurrence of certain triggering events), a conversion right exercisable by the JV Investor Partner after the fifteenth anniversary of the closing of the JV Investment but before the thirtieth anniversary of the closing of the JV Investment whereby the JV Investor Partner may elect to convert its interest in the Pod Manufacturing JV into publicly traded shares of common stock of Global Coffee Co. or its successor based on the JV Investor Partner’s remaining economic interest (subject to the call right) with related registration rights for such shares of common stock, and tag-along rights for the JV Investor Partner if the Keurig Partners desire to transfer their units. The A&R LPA also sets forth distribution mechanics, pursuant to which the Pod Manufacturing JV shall make quarterly distributions of available cash (subject to certain limitations, including for operating costs and reserves) to its partners generally in proportion to their ownership interests.

KDP intends to use the net proceeds from the contribution of the JV Investor Partner to fund a portion of the consideration for the JDE Peet’s Acquisition and related fees and expenses. See “Use of Proceeds” and “Description of the Transactions.” The JV Investors will receive certain transaction fees upon closing. See “Summary—Financing of the JDE Peet’s Acquisition” and “Description of the Transactions” for more information about the JV Investment.

Preferred Investment

On October 27, 2025, KDP entered into the Preferred Investment Agreement with the Preferred Investors. Pursuant to the Preferred Investment Agreement, on the terms and subject to the conditions set forth therein, KDP agreed to issue and sell to the Preferred Investors, and the Preferred Investors agreed to purchase from KDP, 3,000,000 shares of the Convertible Preferred Stock of KDP for a purchase price per share of $1,000 and an aggregate purchase price of $3.0 billion, in a transaction exempt from the registration requirements of the Securities Act.

On February 23, 2026, KDP entered into an amendment to the Preferred Investment Agreement, pursuant to which KDP agreed to issue and sell to the Preferred Investors, and the Preferred Investors agreed to purchase from KDP, 4,500,000 shares of the Convertible Preferred Stock of KDP for a purchase price per share of $1,000 and an aggregate purchase price of $4.5 billion, representing an increase of 1,500,000 shares of Convertible Preferred Stock, or $1.5 billion in aggregate purchase price. The Convertible Preferred Stock will rank senior to the common stock of KDP, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of KDP.

Preferred Investors will be entitled to dividends on the Convertible Preferred Stock at a rate of 4.75% per annum, which amount will increase by 0.25% per annum on the day after the tenth anniversary of the Preferred Issue Date. The Preferred Investors will be entitled to participate in dividends declared or paid on the common stock on an as-converted basis; provided that any such dividends on the common stock on an as-converted basis received by Preferred Investors will reduce, on a dollar-for-dollar basis, the dividends such Preferred Investors are entitled to receive on the Convertible Preferred Stock. Such dividends will be payable on a quarterly basis in cash; provided, that KDP may, in its sole discretion, on one or more occasions, defer payment of all or part of any dividend otherwise due on the Convertible Preferred Stock.

Preferred Investors may convert the Convertible Preferred Stock, (A) at any time and from time to time, up to, in the aggregate, 50% of the Convertible Preferred Stock issued on the Preferred Issue Date and allocated among the Preferred Investors and their permitted transferees pro rata and (B) at any time and from time to time on the earliest of (i) the 18-month anniversary of the Preferred Issue Date, (ii) the completion of the Separation, (iii) upon foreclosure by a lender under a bona fide loan or other financing arrangement and (iv) if the completion of the Separation has not occurred by the 12-month anniversary of the date of consummation of the Beverage Co. IPO, the 12-month anniversary of the date of consummation of the Beverage Co. IPO. The Convertible Preferred Stock will be convertible into common stock at an initial conversion price equal to $37.25 per share of common stock, which is subject to adjustment (i) for customary anti-dilution protections and (ii) in the event that KDP completes the Separation. At any time after the third anniversary of the Preferred Issue Date, KDP will have the option to require that all or any portion of the then-outstanding shares of Convertible Preferred Stock be converted into common stock at the then applicable Conversion Price when certain conditions apply. At any time on or following the seventh anniversary of the Preferred Issue Date, KDP may redeem all or any portion of the outstanding Convertible Preferred Stock at the applicable redemption price plus accrued and unpaid dividends thereon. Upon the occurrence of a fundamental change of KDP, KDP will be obligated to offer to redeem all of the Convertible Preferred Stock.

KDP intends to use the net proceeds from the Preferred Investment to fund a portion of the consideration for the JDE Peet’s Acquisition and related fees and expenses. Unless specified otherwise, in this section and the section immediately following, the term “Equity Transactions” refers to the JV Investment and the Preferred Investment. The unaudited pro forma condensed combined financial statements solely give effect to the issuance of the Convertible Preferred Stock, the associated cash proceeds and the related impact of the Convertible Preferred Stock on earnings per share, as described in the Equity Transactions adjustments below. See “Summary—Financing of the JDE Peet’s Acquisition” and “Description of the Transactions” for more information about the Preferred Investment.

Bridge Credit Facility

Concurrently with the entry into the Merger Protocol, KDP also entered into the Bridge Credit Agreement, dated August 24, 2025 with the lenders party thereto and MSSF as administrative agent. Under the Bridge Credit Agreement, KDP obtained commitments for a 364-day senior unsecured bridge loan facility of up to €16.2 billion to fund the JDE Peet’s Acquisition, which has since been reduced to €5.85 billion (“Bridge Facility”). The unaudited pro forma condensed combined financial information does not reflect the Bridge Facility except for the fees and expenses already incurred, as the combination of the borrowing under the Delayed Draw Term Loan Agreement, the Equity Transactions and the offering of the Notes and the Euro Notes will provide the funding necessary to consummate the JDE Peet’s Acquisition.

KDP does not expect to draw on the Bridge Facility to finance the JDE Peet’s Acquisition; however, the timing, terms, and final amounts of the financing have not yet been determined. As a result, actual outcomes could differ materially from those presented in the unaudited pro forma condensed combined financial information if the refinancing is completed on different terms, at different interest rates, or through alternative funding sources. KDP anticipates that commitments under the Bridge Credit Facility will be reduced by the net proceeds received from the JV Investment, the Preferred Investment, the Notes and the Euro Notes, as applicable. See “Description of Certain Other Indebtedness” for more information about the Bridge Credit Facility.

Delayed Draw Term Loan Agreement

On December 18, 2025, KDP entered into the Delayed Draw Term Loan Agreement with the lenders party thereto and MSSF, as administrative agent, pursuant to which each lender committed, subject to satisfaction of certain conditions set forth in the Delayed Draw Term Loan Agreement, to provide KDP with financing under a term loan facility in an aggregate amount not to exceed €10.35 billion.

Borrowings under the Delayed Draw Term Loan Agreement will bear interest at a rate per annum equal to the EURIBO rate plus a margin of 0.750% to 1.750% depending on the rating of certain index debt of KDP. The undrawn commitments under the term loan facility will be subject to a commitment fee commencing on December 23, 2025 at a per annum rate of 0.060% to 0.200% depending on the rating of certain index debt of KDP.

The Issuer expects to borrow approximately $3.9 billion U.S. Dollar equivalent in euros under the Delayed Draw Term Loan Agreement to fund a portion of the JDE Peet’s Acquisition. See “Use of Proceeds,” “Description of the Transactions” and “Description of Certain Other Indebtedness” for more information about the Delayed Draw Term Loan Agreement.

USD Notes

The Issuer is offering an aggregate principal amount of $3.0 billion of notes, which will consist of $    million aggregate principal amount of the 2029 Notes, $    million aggregate principal amount of the 2031 Notes, $    million aggregate principal amount of the 2036 Notes and $    million aggregate principal amount of the 2056 Notes. See “Description of the Notes” for additional information regarding the Notes.

KDP intends to use the net proceeds from the Notes, together with the proceeds from the sale of the Euro Notes, the Equity Transactions and the borrowing under the Delayed Draw Term Loan Agreement, to fund the JDE Peet’s Acquisition and to pay related fees and expenses. See “Use of Proceeds” and “Description of the Transactions.”

In this section and the section immediately following, both “USD Notes” and the “Notes” are used to refer to the Notes.

Euro Notes

Substantially concurrently with the offering of the Notes, the Issuer also expects to issue one or more additional series of notes pursuant to one or more indentures, on terms substantially consistent with the Notes, in an aggregate principal amount of approximately $3.0 billion-equivalent denominated in euros, which will consist of €     million aggregate principal amount of    % senior notes due 2028, €     million aggregate principal amount of    % senior notes due 2030, €     million aggregate principal amount of    % senior notes due 2032, and € million aggregate principal amount of    % senior notes due 2035. See “Description of Certain Other Indebtedness” for additional information regarding the Euro Notes.

KDP intends to use the net proceeds from the Euro Notes, together with the proceeds from the sale of the Notes offered hereby, the Equity Transactions and the borrowing under the Delayed Draw Term Loan Agreement, to fund the JDE Peet’s Acquisition and to pay related fees and expenses. See “Use of Proceeds” and “Description of the Transactions.” Unless specified otherwise, in this section, the term “Debt Financing Transactions” refers to the Bridge Facility, the Delayed Draw Term Loan Agreement, the Notes and the Euro Notes. See “Description of Certain Other Indebtedness.”

The following unaudited pro forma condensed combined financial information is based on or derived from the historical financial statements of KDP, which are incorporated by reference into this offering memorandum, and JDE Peet’s, which is included elsewhere in this offering memorandum. The unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives effect to adjustments reflecting the accounting for the Transactions (other than the Separation) as if those adjustments were made on December 31, 2025. The unaudited pro forma condensed combined statement of income of KDP for the year ended December 31, 2025, gives effect to adjustments reflecting the accounting for the Transactions (other than the Separation) as if those adjustments were made on January 1, 2025. The unaudited pro forma condensed combined financial information combines the historical financial statements of KDP, prepared in accordance with U.S. GAAP, with the historical financial statements of JDE Peet’s, prepared in accordance with IFRS Accounting Standards. Certain adjustments have been made to JDE Peet’s historical financial statements to reflect the conversion from IFRS Accounting Standards to U.S. GAAP, align accounting policies and financial statement presentation to KDP, and to translate the historical financial statements from euro to U.S. Dollar.

The historical financial statements of KDP and JDE Peet’s have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to adjustments reflecting the accounting for the Transactions (other than the Separation) in accordance with U.S. GAAP accounting principles (the “KDP Transaction Accounting Adjustments”). The KDP Transaction Accounting Adjustments are based upon currently available information and certain assumptions that KDP management believes are reasonable.

The unaudited pro forma condensed combined financial information was derived from:

The accompanying notes to the unaudited pro forma condensed combined financial information;

The audited consolidated financial statements of KDP contained in the Annual Report and the related notes, which are incorporated by reference in this offering memorandum; and

The audited consolidated financial statements of JDE Peet’s and the related notes, included elsewhere in this offering memorandum.

The unaudited pro forma condensed combined financial information and the related notes are being provided for illustrative purposes only and do not purport to represent what KDP’s actual results of operations or financial position would have been had the Transactions (other than the Separation) been completed on the dates indicated, nor are they necessarily indicative of KDP’s future results of operations or financial position for any future period. Future results may vary significantly from the results reflected due to various factors and risks discussed in the section entitled “Risk Factors.”

The following unaudited pro forma condensed combined financial information and related notes have been prepared to give the effect to the following:

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”), where assets and liabilities of JDE Peet’s will be recorded by KDP at their respective fair values at the date of completion of the JDE Peet’s Acquisition;

Adjustments to reflect the Debt Financing Transactions used to fund a portion of the JDE Peet’s Acquisition, including related fees and expenses;

Adjustments to reflect the Equity Transactions used to fund a portion of the JDE Peet’s Acquisition, including related fees and expenses;

Adjustments to reflect KDP’s transactions costs in connection with the JDE Peet’s Acquisition;

Adjustments to reconcile JDE Peet’s historical financial statements prepared in accordance with IFRS Accounting Standards to U.S. GAAP;

Adjustments to conform accounting policies and financial statement presentation of JDE Peet’s to those of KDP, based upon a preliminary assessment by KDP; and

Adjustments to reflect the related tax effects for the preliminary KDP Transaction Accounting Adjustments.

The KDP Transaction Accounting Adjustments and unaudited pro forma condensed combined financial information are preliminary and are subject to change as additional information becomes available and additional analysis is performed. The preliminary KDP Transaction Accounting Adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information and are prepared in accordance with Article 11 of Regulation S-X. KDP estimated the fair value of JDE Peet’s assets and liabilities based on certain publicly available information and limited data provided to KDP management, as there are limitations on the information that can be exchanged between KDP and JDE Peet’s prior to the closing of the JDE Peet’s Acquisition. A final determination of the fair value of JDE Peet’s acquired assets, non-controlling interests, and assumed liabilities will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact KDP’s statements of income; therefore the final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2025

(In millions of U.S. Dollars)

	KDP Historical (As Reported)	Historical JDE Peet’s as Converted (Note 2)	Transaction Accounting Adjustments – Acquisition	Note 4	Transaction Accounting Adjustments – Equity: Pod Manufacturing JV	Transaction Accounting Adjustments – Equity: Preferred Investment	Transaction Accounting Adjustments – Debt Financing	Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,026	$2,093	$(18,241)	(a)	$3,909	$4,426	$9,859	(j)	$3,072
Restricted cash and restricted cash equivalents	18	29	—		—	—	—		47
Trade accounts receivable, net	1,671	847	(15)	(b)	—	—	—		2,503
Inventories	1,733	2,328	450	(c)	—	—	—		4,511
Prepaid expenses and other current assets	818	537	—		—	—	—		1,355

Total current assets	5,266	5,834	(17,806)		3,909	4,426	9,859		11,488
Property, plant and equipment, net	3,230	1,888	—		—	—	—		5,118
Investments in unconsolidated affiliates	1,660	—	—		—	—	—		1,660
Goodwill	20,247	14,640	(4,264)	(d)	—	—	—		30,623
Intangible assets, net	23,725	5,020	11,455	(e)	—	—	—		40,200
Other non-current assets	1,295	900	—		—	—	—		2,195
Deferred tax assets	36	82	—		(19)	—	—	(p)	99

Total assets	$55,459	$28,364	$(10,615)		$3,890	$4,426	$9,859		$91,383

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,996	$4,139	$(17)	(b)	$—	$—	$—		$7,118
Accrued expenses	1,379	989	9	(i)	—	—	—		2,377
Structured payables	25	1,050	—		—	—	—		1,075
Short-term borrowings and current portion of long-term obligations	3,105	881	—		—	—	895	(k)	4,881
Other current liabilities	785	869	—		—	—	—		1,654

Total current liabilities	8,290	7,928	(8)		—	—	895		17,105
Long-term obligations	13,036	5,276	(234)	(f)	—	—	8,964	(k)	27,042
Deferred tax liabilities	5,526	1,428	2,976	(g)	—	—	(44)	(l)	9,886
Other non-current liabilities	3,091	435	—		—	—	—		3,526

Total liabilities	29,943	15,067	2,734		—	—	9,815		57,559

Convertible preferred stock	—	—	—		—	4,426	—	(m)	4,426
Stockholders’ equity:
Common stock	14	6	(6)	(h)	—	—	—		14
Additional paid-in capital	19,778	11,303	(11,303)	(h)	—	—	—		19,778
Retained earnings	5,622	2,858	(2,954)	(h)	(110)	—	44	(o)	5,460
Accumulated other comprehensive income (loss)	102	(914)	914		—	—	—		102

Total stockholders’ equity	25,516	13,253	(13,349)		(110)	—	44		25,354
Non-controlling interest	—	44	—		4,000	—	—	(n)	4,044

Total equity	25,516	13,297	(13,349)		3,890	—	44		29,398

Total liabilities, convertible preferred stock and equity	$55,459	$28,364	$(10,615)		$3,890	$4,426	$9,859		$91,383

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2025

(In millions of U.S. Dollars, except per share data)

					Transaction	Transaction
		Historical			Accounting	Accounting	Transaction
	KDP	JDE Peet’s	Transaction		Adjustments –	Adjustments	Accounting
	Historical	as	Accounting		Equity: Pod	– Equity:	Adjustments
	(As	Converted	Adjustments	Note	Manufacturing	Preferred	– Debt	Note	Pro Forma
	Reported)	(Note 2)	–Acquisition	5	JV	Investment	Financing	5	Combined
Net sales	$16,603	$11,194	$(47)	(a)	$—	$—	$—		$27,750
Cost of sales	7,604	7,560	357	(a),(b)	—	—	—		15,521

Gross profit	8,999	3,634	(404)		—	—	—		12,229
Selling, general, and administrative expenses	5,351	2,647	296	(c)	—	—	—		8,294
Impairment of intangible assets	78	2	—		—	—	—		80
Other operating (income) expense, net	(5)	17	—		—	—	—		12

Income from operations	3,575	968	(700)		—	—	—		3,843
Interest expense, net	754	94	66	(d)	—	—	396	(f)	1,310
Other (income) expense, net	134	(285)	—		—	—	—		(151)

Income before provision for income taxes	2,687	1,159	(766)		—	—	(396)		2,684
Provision for income taxes	608	187	(178)	(e)	(19)	—	(99)	(g),(h),(i)	499

Net income including non-controlling interest	$2,079	$972	$(588)		$19	$—	$(297)		$2,185

Less: Net income attributable to non-controlling interest	—	8	—		249	—	—	(j)	257

Net income attributable to KDP	$2,079	$964	$(588)		$(230)	$—	$(297)		$1,928

Earnings per common share										Note 6
Basic	$1.53								$1.25
Diluted	1.53								1.25
Weighted-average common shares outstanding
Basic	1,358.1								1,358.1
Diluted	1,362.8								1,362.8

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information and related notes are prepared to give effect to adjustments reflecting the accounting for the Transactions other than the Separation. KDP’s financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollars while JDE Peet’s historical financial statements were prepared in accordance with IFRS Accounting Standards and presented in euro. Details regarding the conversion of the JDE Peet’s historical financial statements from IFRS Accounting Standards to U.S. GAAP and to translate the historical financial statements from euro to U.S. Dollar are included within Note 2 — Reclassifications and Conversion Adjustments.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 are based on the historical financial statements of KDP and JDE Peet’s.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, is presented to give effect to adjustments reflecting the accounting for the Transactions (other than the Separation) assuming those adjustments were made on December 31, 2025, and combines the historical balance sheet of KDP as of December 31, 2025, with the historical balance sheet of JDE Peet’s as of December 31, 2025.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025, has been prepared to give effect to adjustments reflecting the accounting for the Transactions (other than the Separation) assuming those adjustments were made on January 1, 2025, and combines KDP’s historical statement of income for the year ended December 31, 2025, with JDE Peet’s historical income statement for the year ended December 31, 2025.

The historical financial information of JDE Peet’s has been reclassified to conform to KDP’s financial statement presentation, converted from IFRS Accounting Standards to U.S. GAAP, adjusted for KDP’s accounting policies where material differences exist and translated from euro to U.S. Dollar. As discussed in Note 2, certain reclassifications were made to align KDP and JDE Peet’s financial statement presentation. KDP is currently in the process of evaluating JDE Peet’s accounting policies, which will be finalized upon completion of the JDE Peet’s Acquisition, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies.

The JDE Peet’s Acquisition reflected in this unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with KDP as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement and based on the historical financial statements of KDP and JDE Peet’s. ASC 805 requires that the assets, liabilities and non-controlling interests in a business combination be recognized at their fair values as of the JDE Peet’s Acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated acquisition consideration has been allocated to the assets acquired and liabilities assumed from JDE Peet’s based upon KDP management’s preliminary estimate of their fair values. KDP has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of JDE Peet’s assets to be acquired or liabilities assumed. For the preliminary estimate of the fair value of certain intangible assets and inventory, KDP performed an analysis based on publicly available data and limited information provided to KDP management. For the preliminary estimate for the fair value of the assumed debt, KDP performed an assessment based on publicly available information on the terms of the debt instruments, market yield curves, as well as yields for JDE Peet’s traded debt.

Remaining JDE Peet’s assets, liabilities and non-controlling interests are presented at their respective historical carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, liabilities assumed and non-controlling interests will be recorded as goodwill. Accordingly, the allocation of the consideration transferred and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value as additional information becomes available and as additional analyses are performed. The KDP Transaction Accounting Adjustments represent KDP management’s best estimates and are based upon currently available information and certain assumptions that KDP believes are reasonable under the circumstances and are subject to revision as additional information becomes available.

Note 2 – Reclassification and Conversion Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, KDP management performed an analysis of the JDE Peet’s financial information to identify differences in the JDE Peet’s accounting policies applied in accordance with IFRS Accounting Standards compared to KDP’s accounting policies applied in accordance with U.S. GAAP. The historical results have been translated from euro to U.S. Dollar using the closing exchange rate of 1.1746 as of December 31, 2025, and the average exchange rate of 1.1293 during the year ended December 31, 2025.

Refer to the table below for a summary of reclassification adjustments made to present JDE Peet’s Balance Sheet as of December 31, 2025, to conform to KDP’s Balance Sheet for the same period:

								Historical
				Historical	Accounting Policy		Historical	Reclassified and
KDP	Historical JDE	Historical JDE		Reclassified	/ Conversion		Reclassified JDE	Converted JDE
(As Reported)	Peet’s	Peet’s	Reclassifications	JDE Peet’s	Adjustments		Peet’s	Peet’s
Presentation	Presentation	(Euro)	(Euro)	(Euro)	(Euro)	Note	Total (Euro)	(USD)
Assets
Current assets:
Cash and cash equivalents				1,782	—	vi	1,782	2,093
	Cash and cash equivalents	1,807	(25)
Restricted cash and restricted cash equivalents				25	—	vi	25	29
	Cash and cash equivalents	—	25
Trade accounts receivable, net				720	—	x	720	847
	Trade and other receivables	969	(249)
Inventories				1,982	—		1,982	2,328
	Inventories	1,982	—
Prepaid expenses and other current assets				445	12	ii, ix, x	457	537
	Trade and other receivables	—	406
	Derivative financial instruments	109	(109)
	Income tax receivable	48	(48)
	Assets classified as held-for-sale	39	—

Total current assets		4,954	—	4,954	12		4,966	5,834
Property, plant and equipment, net				1,848	(241)	v, vii, viii, ix	1,607	1,888
	Property, plant & equipment	1,787	61

								Historical
				Historical	Accounting Policy		Historical	Reclassified and
KDP	Historical JDE	Historical JDE		Reclassified	/ Conversion		Reclassified JDE	Converted JDE
(As Reported)	Peet’s	Peet’s	Reclassifications	JDE Peet’s	Adjustments		Peet’s	Peet’s
Presentation	Presentation	(Euro)	(Euro)	(Euro)	(Euro)	Note	Total (Euro)	(USD)
Goodwill				12,448	16	iii, x	12,464	14,640
	Goodwill and other intangible assets	16,783	(4,335)
Intangible assets, net				4,274	—	vii, x	4,274	5,020
	Goodwill and other intangible assets	—	4,274
Other non-current						i, viii, ix,
assets				523	243	x	766	900
	Other non-current assets	53	469
	Derivative financial instruments	11	(11)
	Retirement benefit asset	459	(458)
Deferred tax assets .				84	(14)	ii	70	82
	Deferred income tax assets	84	—

Total assets		24,131	—	24,131	16		24,147	28,364
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable				4,436	(912)	x, xi	3,524	4,139
	Trade and other payables	5,532	(1,096)
Accrued expenses				842	—	x	842	989
	Trade and other payables	—	842
Structured payables				—	894	xi	894	1,050
	Trade and other payables	—	—
Short-term borrowings and current portion of long-term obligations				750	—	x	750	881
	Borrowings	812	(62)
Other current liabilities				749	(8)	ii, x	741	869
	Trade and other payables	—	740
	Derivative financial instruments	284	(284)
	Income tax liability	61	(61)
	Provisions	79	(79)
	Liabilities classified as held for sale	9	—

Total current liabilities		6,777	—	6,777	(26)		6,751	7,928
Long-term obligations				4,494	(2)	iii, x	4,492	5,276
	Borrowings	4,688	(194)
Deferred tax						ii, iii,
liabilities						viii, ix,
				1,213	3	xi	1,216	1,428
	Deferred income tax liabilities	1,213	—
Other non-current liabilities				413	(43)	x	370	435
	Other non-current liabilities	11	401
	Derivative financial instruments	35	(35)
	Provisions	40	(40)
	Retirement benefit liabilities	133	(132)

Total liabilities		12,897	—	12,897	(68)		12,829	15,067

								Historical
				Historical	Accounting Policy		Historical	Reclassified and
KDP	Historical JDE	Historical JDE		Reclassified	/ Conversion		Reclassified JDE	Converted JDE
(As Reported)	Peet’s	Peet’s	Reclassifications	JDE Peet’s	Adjustments		Peet’s	Peet’s
Presentation	Presentation	(Euro)	(Euro)	(Euro)	(Euro)	Note	Total (Euro)	(USD)
Commitments and contingencies
Stockholders’ equity:
Common stock				5	—		5	6
	Share capital	5	—
Additional paid-in capital				9,647	(25)	x	9,622	11,303
	Share premium	9,661	(14)
	Treasury stock	(82)	82
Retained earnings
	Retained earnings	2,232	—	2,232	200	i, ii, iii, viii, ix, xi	2,432	2,858
Accumulated other comprehensive (loss) income				(691)	(87)	i, ii, iii, viii, x	(778)	(914)
	Other reserves / (deficits)	(623)	(68)

Total stockholders’ equity		11,193	—	11,193	88		11,281	13,253
Non-controlling interest				41	(4)	v	37	44
	Non-controlling interest	41	—

Total equity		11,234	—	11,234	84		11,318	13,297

Total liabilities and equity		$24,131	—	$24,131	$16		$24,147	$28,364

Refer to the table below for a summary of reclassification adjustments made to present JDE Peet’s Statement of Income for the year ended December 31, 2025, to conform to KDP’s Statement of Income for the same period:

					Accounting		Historical	Historical
				Historical	Policy /		Reclassified JDE	Reclassified and
KDP	Historical JDE	Historical JDE		Reclassified	Conversion		Peet’s	Converted JDE
(As Reported)	Peet’s	Peet’s	Reclassifications	JDE Peet’s	Adjustments		Total	Peet’s
Presentation	Presentation	(Euro)	(Euro)	(Euro)	(Euro)	Note	(Euro)	(USD)
Net sales				9,921	(9)	v, ix	9,912	11,194
	Revenue	9,921	—
Cost of sales				6,824	(130)	iv, v, ix	6,694	7,560
	Cost of sales	6,824	—

Gross profit	Gross profit	3,097	—	3,097	121		3,218	3,634
Selling, general, and administrative expenses				2,250	94	ii, v, viii, x	2,344	2,647
	Selling, general and administrative expenses	2,340	(90)
Impairment of other intangible assets				2	—	v, x	2	2
	Selling, general and administrative expenses	–	2

					Accounting		Historical	Historical
				Historical	Policy /		Reclassified JDE	Reclassified and
KDP	Historical JDE	Historical JDE		Reclassified	Conversion		Peet’s	Converted JDE
(As Reported)	Peet’s	Peet’s	Reclassifications	JDE Peet’s	Adjustments		Total	Peet’s
Presentation	Presentation	(Euro)	(Euro)	(Euro)	(Euro)	Note	(Euro)	(USD)
Other operating (income) expense, net				54	(39)	viii, x, xi	15	17
	Selling, general and administrative expenses	—	54

Income from operations	Operating profit	757	34	791	66		857	968
Interest expense, net						iii, iv, v, viii,
						ix, x,
				205	(122)	xi	83	94
	Finance income	(385)	18
	Finance expense	164	408
Other (income) expense, net				(390)	138	i, iii, iv, v, x	(252)	(285)
	Selling, general and administrative expenses	—	34
	Finance expense	—	(424)
	Share of net (profit) / loss of associates	2	(2)

Income before provision for income taxes	Profit before income taxes	976	—	976	50		1,026	1,159
Provision for income taxes				173	(7)	i, ii, iii, v, ix, xi	166	187
	Income tax expense	173	—

Net income	Profit for the period	803	—	803	57		860	972
Net income attributable to non-controlling interest		—	—	7	—		7	8
	Attributable to non- controlling interests	7	—	—	—		—	—

Net income attributable to KDP Coffee Co	Profit for the period attributed to owners of the Company	$810		$810	$57		$867	$980

The historical financial statements of JDE Peet’s have been converted from IFRS Accounting Standards to U.S. GAAP. As IFRS Accounting Standards differ in certain respects from U.S. GAAP, the following adjustments have been made to align JDE Peet’s historical accounting policies under IFRS Accounting Standards to KDP’s accounting policies under U.S. GAAP for purposes of this pro forma presentation.

(i)

Record the difference in pension valuation from IFRS Accounting Standards to U.S. GAAP, and corresponding deferred tax adjustment. This resulted in a decrease of $83 million in accumulated other comprehensive (loss) income and an increase of $81 million to retained earnings;

(ii)

Reflect the tax effects of adjustments made to conform with U.S. GAAP, including items related to intra-entity transfers of inventory, recognition of deferred taxes on non-qualifying assets, the reversal of backward tracing, outside basis differences, and uncertain tax positions;

(iii)

Reflect the impact of business combination foreign exchange and fair value interest rate hedges not eligible for hedge accounting under U.S. GAAP, reclassifying amounts from other comprehensive income to the Statement of Income;

(iv)

Reclassify approximately $131 million of gains on total return equity swaps from finance income to other income, net and cost of sales under U.S. GAAP to conform the presentation of foreign exchange and derivative gains and losses to KDP’s accounting policies. The amount reclassified to other income, net is $129 million and the amount reclassified to cost of sales is $2 million;

(v)

Reflect difference in hyperinflationary accounting from IFRS Accounting Standards to U.S. GAAP for operations in Turkey. Under U.S. GAAP, the financial statements of a foreign operation in a highly inflationary economy are remeasured as if the parent’s reporting currency were its functional currency;

(vi)	Reclassify $25 million from cash and cash equivalents to restricted cash;

(vii)	Reclassify $61 million of computer software from intangible assets to property, plant and equipment, net to conform JDE Peets’ presentation to KDP’s presentation;

(viii)

Reclassify the operating lease amortization expense and finance charges to operating lease cost. Under U.S. GAAP, lessees distinguish between finance leases and operating leases for reporting purposes. For operating leases, the right-of-use asset and corresponding lease liability are recognized on the balance sheet, and the related lease expense is presented on a straight-line basis. This resulted in a reduction of property, plant, and equipment of $201 million and an increase in other non-current assets of $220 million;

(ix)

Record the impact of accounting for leases embedded in revenue arrangements under U.S. GAAP. U.S. GAAP uses a rule-based classification model to categorize lessor leases as either operating, direct financing, or sales-type leases. The adjustment reclassifies certain leases from operating leases under IFRS Accounting Standards to sales-type leases under U.S. GAAP. The adjustment decreased property, plant, and equipment by $39 million and increased other non-current assets by $35 million;

(x)

Reflect the reclassifications of historical JDE Peet’s financial statement line items to conform to the expected financial statement line items of the combined company following the JDE Peet’s Acquisition; and

(xi)

Reflect the reclassification of $894 million of trade payables as structured payables in order to conform to KDP’s accounting policy along with the corresponding reclassification of related expenses in the Statement of Income.

Note 3 – Preliminary Allocation of Consideration Transferred

(a)	Consideration Transferred

The total estimated consideration transferred is as follows:

Consideration Transferred (In millions)	Amount
Estimated cash consideration (i)	$18,145
Estimated settlement of preexisting relationships (ii)	(11)

Total estimated consideration transferred (iii)	$18,134

(i)

Represents estimated cash to be paid by KDP to acquire all of the issued and outstanding ordinary shares of JDE Peet’s, excluding treasury shares of JDE Peet’s, for €31.85 per share, equivalent to $37.41 per share based on the December 31, 2025 closing exchange rate, without interest.

(ii)	Represents the carrying value amount of preexisting balances between the parties, which are deemed to approximate fair value.

(iii)

Pursuant to the Merger Protocol, JDE Peet’s equity awards granted after the signing of the Merger Protocol will roll over into KDP equity awards in accordance with applicable “roll-over” provisions in the relevant JDE Peet’s employee incentive plans. In September 2025, JDE Peet’s granted a total of 389,270 conditional rights to shares in the form of restricted stock units (“RSUs”) and performance stock units (“PSUs”) (collectively, “September 2025 Grants”). In addition, pursuant to the Merger Protocol, JDE Peet’s will be permitted to make additional employee equity grants in March 2026 (“March 2026 Grants”) to the extent that the aggregate date grant value of the September 2025 Grants and March 2026 Grants does not exceed an agreed-upon threshold negotiated in connection with the JDE Peet’s Acquisition. At the time of the preparation of this unaudited pro forma condensed combined financial information, KDP does not have the data to determine an allocation of the fair value amount between pre-combination and post-combination period and as such, there is no impact reflected in the unaudited pro forma condensed combined financial statements to purchase consideration or post-combination expense.

All unvested employee equity awards granted prior to the signing of the Merger Protocol under JDE Peet’s employee incentive plans will accelerate and vest on or prior to the closing of the JDE Peet’s Acquisition in accordance with the “Employee Equity Incentives” provision of the Merger Protocol. There will be an acceleration of expense reflected as post-combination expense. At the time of the preparation of this unaudited pro forma condensed combined financial information, KDP does not have the data to determine an allocation of the fair value amount between pre-combination and post-combination period and as such, there is no impact reflected in post-combination expense.

(b)	Preliminary Allocation of Consideration Transferred

The estimated consideration transferred, as shown in the table above, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their preliminary estimated fair values. As mentioned above in Note 1, KDP has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the JDE Peet’s assets to be acquired, non-controlling interests, or liabilities assumed. For the preliminary estimate of the fair value of certain intangible assets and inventory, KDP performed an analysis based on publicly available data and limited data provided to KDP management. For the preliminary estimate for the fair value of the assumed debt, KDP performed an assessment based on publicly available information on the terms of the debt instruments, market yield curves, as well as yields for JDE Peet’s traded debt. Accordingly, the allocation of consideration transferred and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value as additional information becomes available and as additional analyses are performed.

The following table provides a summary of the preliminary allocation of estimated consideration transferred by major categories of assets acquired and liabilities assumed based on KDP management’s preliminary estimate:

Allocation of Estimated Consideration Transferred (In millions)	Amount
Estimated consideration transferred	$18,134
Assets acquired:
Cash and cash equivalents	$2,093
Restricted cash and restricted cash equivalents	29
Trade accounts receivable	835
Inventories	2,778
Prepaid expenses and other current assets	537
Property, plant and equipment	1,888
Intangible assets	16,475
Other non-current assets	900
Deferred tax assets	82
Liabilities assumed:
Accounts payable	$4,136
Accrued expenses	998
Structured payables	1,050
Short-term borrowings and current portion of long-term obligations	881
Other current liabilities	869
Long-term obligations	5,042
Deferred tax liabilities	4,404
Other non-current liabilities	435

Net assets acquired	7,802
Non-controlling interest	(44)

Goodwill	$10,376

The preliminary allocation of estimated consideration transferred above reflects a preliminary estimated Goodwill of $10.4 billion. Goodwill represents the excess of the estimated consideration transferred over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed. The actual amount of Goodwill to be recorded in connection with the JDE Peet’s Acquisition is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed.

Preliminary identifiable Intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Description (In millions)	Preliminary Fair Value	Estimated Useful Life
Brands - indefinite	$12,000	$	Indefinite
Brands - definite	2,125		12.5
Customer and distributor relationships	2,000		17.5
Developed technology	350		11.0

Total Intangible assets	$16,475

KDP determined a preliminary fair value estimate of Intangible assets related to Brands, Customer and distributor relationships, and Developed technology.

The estimated fair values and useful lives of identifiable Intangible assets are preliminary and have been performed based on publicly available information and limited data provided to KDP management, as there are limitations on the information that can be exchanged between KDP and JDE Peet’s prior to the closing of the JDE Peet’s Acquisition. The amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of Intangible assets would cause a corresponding increase or decrease in the balance of Goodwill. A hypothetical 10% change in the valuation of the definite-lived Intangible assets would result in a corresponding increase or decrease in the amortization expense of approximately $31.6 million for the year ended December 31, 2025, assuming a weighted average useful life of 14.6 years.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Acquisition Accounting Adjustments:

(a)	The change in Cash and cash equivalents was determined as follows:

Description (In millions)	Amount
Uses:
Estimated cash consideration	$(18,145)
Estimated payment of transaction costs	(96)

Pro forma net adjustment to Cash and cash equivalents	$(18,241)

(b)

Elimination of Trade accounts receivable, net and Accounts payable balances between KDP and JDE Peet’s that are eliminated as part of the JDE Peet’s Acquisition. The transactions are assumed to be at-market for purposes of the unaudited pro forma condensed combined financial information.

(c)

The following table reflects the purchase accounting adjustment for Inventories based on the acquisition method of accounting. The preliminary fair value was determined based on the comparative sales method for finished goods and work-in-process inventory:

Description (In millions)	Amount
Preliminary fair value of Inventories acquired	$2,778
Elimination of JDE Peet’s historical carrying value of Inventories	(2,328)

Pro Forma net adjustment to Inventories	$450

(d)

The following table reflects the elimination of JDE Peet’s historical Goodwill and the recognition of the preliminary Goodwill for estimated acquisition consideration in excess of the fair value of the net assets acquired:

Description (In millions)	Amount
Goodwill per preliminary purchase price allocation (Note 3)	$10,376
Elimination of JDE Peet’s historical Goodwill	(14,640)

Pro forma net adjustment to Goodwill	$(4,264)

(e)	The following table reflects the purchase accounting adjustment of $11.5 billion for estimated Intangible assets, net acquired based on the acquisition method of accounting as discussed in Note 3(b):

Description (In millions)	Amount
Preliminary fair value of JDE Peet’s Intangible assets acquired	$16,475
Elimination of JDE Peet’s historical carrying value of Intangible assets	(5,020)

Pro forma net adjustment to Intangible assets, net	$11,455

(f)

The following table reflects the purchase accounting adjustment for JDE Peet’s historical Long-term obligations assumed based on the acquisition method of accounting. The preliminary fair value was determined using discounted cash flow methodology and trade prices where applicable:

Description (In millions)	Amount
Preliminary fair value adjustment on assumed obligations	$5,923
Elimination of JDE Peet’s historical obligations	(6,157)

Pro forma net adjustment to long-term obligations	$(234)

(g)

Reflects a deferred income tax liability (see Note 3) resulting from the preliminary pro forma fair value adjustment to Intangible assets and Inventories based on the estimated blended statutory tax rate of approximately 25%. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the JDE Peet’s Acquisition. This estimate of the deferred income tax liability (see Note 3) is preliminary and is subject to change based upon KDP’s final determination of the fair values of identifiable intangible assets acquired by jurisdiction.

(h)	Represents the elimination of JDE Peet’s historical equity balances in conjunction with the JDE Peet’s Acquisition.

(i)

Represents the recognition of estimated transaction costs for JDE Peet’s that KDP will pay upon closing and will be treated as an assumed liability for the unaudited pro forma condensed combined financial information. Transaction costs consist of consulting costs and success fees.

Equity and Debt Financing Adjustments:

(j)	Represents the adjustment to Cash and cash equivalents for the Equity and Debt Financing Transactions as follows:

Description (In millions)	Amount
Sources:
Gross proceeds from the JV Investment	$4,000
Gross proceeds from the Preferred Investment	4,500
Gross proceeds from the USD Notes	3,000
Gross proceeds from the Euro Notes	3,000
Gross proceeds from the Delayed Draw Term Loan Agreement	3,895
Less: capitalized debt issuance costs for the USD Notes and Euro Notes	(36)
Less: equity issuance costs for the JV Investment	(80)
Less: equity issuance costs for the Preferred Investment	(74)
Less: cash settlement of deemed distribution of paid-up capital	(11)

Pro forma net adjustment to Cash and cash equivalents	$18,872

(k)	The adjustment reflects the short-term and long-term obligations related to the Debt Financing Transactions and is comprised of the following:

Description (In millions)	Amount
Financing transactions:
Gross proceeds from the USD Notes	$3,000
Gross proceeds from the Euro Notes	3,000
Gross proceeds from the Delayed Draw Term Loan	3,895
Less: capitalized debt issuance costs for the USD Notes and Euro Notes	(36)

Pro forma net adjustment to short-term and long-term obligations	$9,859

The pro forma adjustment reflects KDP management’s best estimate of the Debt Financing Transactions based on information currently available. Although the mix of debt will not have a pervasive impact on the overall transaction or estimated preliminary consideration transferred, the assumptions around this election will have an impact on Cash and cash equivalents, Long-term obligations, and Interest expense. See Note 5(f) for sensitivity related to interest expense.

(l)

Reflects the tax effect of the portion of U.S. interest expense, related to the USD Notes, Euro Notes, and Delayed Draw Term Loan Agreement, limited in the current period under Section 163(j) of the Code and is expected to be deductible in future periods. The adjustment is presented as a reduction to the U.S. net deferred tax liability using an estimated blended statutory tax rate of 25%.

(m)

The Convertible Preferred Stock related to the Preferred Investment is classified by KDP as mezzanine equity since the Convertible Preferred Stock becomes convertible at the option of the holders upon certain fundamental changes that are not solely within the control of KDP. Accordingly, the Convertible Preferred Stock was reflected on the unaudited pro forma condensed combined balance sheet within Convertible Preferred Stock with an accompanying cash inflow of $4.5 billion reflected as proceeds.

(n)

The JV Investor Partner’s interest in the Pod Manufacturing JV is reflected by KDP as a sale of a minority interest in a subsidiary of which KDP retains control. Accordingly, a non-controlling interest was reflected on the balance sheet within equity with an accompanying cash inflow of $4.0 billion reflected as a source of proceeds.

(o)

In connection with the equity investment from the JV Investment, $80.0 million of upfront and other fees were incurred and reflected within Retained earnings. Additional expenses for the JV Investment and the Preferred Investment are expected to be incurred and subject to adjustment as additional information becomes available.

(p)

Recognition of withholding taxes paid on accumulated Canadian earnings and valuation allowance established on specific deferred tax assets (DTAs), related to the Luxembourg net operating loss (NOL) as a result of implementing the JV Investment structure.

Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

Acquisition Accounting Adjustments:

(a)	Elimination of Net sales and Cost of sales between KDP and JDE Peet’s as part of the JDE Peet’s Acquisition. The transactions are assumed to be at-market.

(b)

Reflects the adjustments to Cost of sales related to (i) preliminary fair value step-up adjustment to inventory, which is reflected in Cost of sales during the year as the related inventory is expected to be sold within twelve months following the closing of the JDE Peet’s Acquisition, (ii) the removal of JDE Peet’s historical amortization expense recorded within Cost of sales during the period, and (iii) elimination of Cost of sales between KDP and JDE Peet’s that are eliminated as part of the JDE Peet’s Acquisition (the transactions are assumed to be at-market).

For the Year
Ended
December 31,
Description (In millions)	2025
Preliminary fair value adjustment of Inventory	$450
Removal of historical amortization expense related to Intangible assets, net	(12)
Elimination of transactions between KDP and JDE Peet’s	(81)

Net pro forma transaction accounting adjustment to Cost of sales	$357

(c)

Reflects the adjustments to Selling, general, and administrative expenses (“SG&A”), including the removal of JDE Peet’s portion of historical amortization expense recorded in SG&A, recognition of amortization expense related to definite-lived brands, customer and distributor relationships, and developed technology which were allocated to cost of sales during the year, and recognizing expenses for estimated transaction costs. KDP is still in the process of evaluating the fair value of the definite-lived intangible assets. Any resulting change in the fair value would have a direct impact on amortization expense. The amortization of definite-lived intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available.

For the Year
Ended
December 31,
Description (In millions)	2025
Amortization expense for acquired Definite-lived brands	$170
Amortization expense for acquired Customer and distributor relationships	114
Amortization expense for Developed technology	32
Removal of historical amortization expense	(116)
Estimated transaction costs	96

Net pro forma transaction accounting adjustment to SG&A	$296

(d)	Reflects the adjustment to Interest expense, net related to the preliminary fair value adjustment to JDE Peet’s historical debt.

(e)

To record the income tax impact of the pro forma transaction accounting adjustments, excluding non-deductible transaction costs, utilizing the blended statutory income tax rate of approximately 25% for the year ended December 31, 2025. Deductibility of estimated transaction costs was analyzed under US income tax law. Transaction costs deemed facilitative are non-deductible for US federal income tax purposes. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the JDE Peet’s Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Equity and Debt Financing Adjustments:

(f)	Reflects the Interest expense and amortization of issuance costs related to the Debt Financing Transactions in connection with the JDE Peet’s Acquisition:

For the
Year
Ended
December
Description (In millions)	31, 2025
Delayed Draw Term Loan interest expense	$129
USD Notes and Euro Notes interest expense 2029 USD Notes	33
2031 USD Notes	35
2036 USD Notes	40
2056 USD Notes	47

Total USD Notes interest expense	155
2028 Euro Notes	20
2030 Euro Notes	23
2032 Euro Notes	29
2035 Euro Notes	34

Total Euro Notes interest expense	106
Amortization of debt issuance costs for the USD Notes and Euro Notes	6

Pro forma net debt financing adjustment to Interest expense, net	$396

The pro forma net adjustment for Interest expense, net represents KDP’s best estimate of the interest rates and terms it believes it can obtain in the Debt Financing Transactions based on KDP’s evaluation of current market conditions. The weighted average blended rate used for the pro forma net interest adjustment is 3.98%. A sensitivity analysis on interest expense for the year ended December 31, 2025, has been performed to assess the effect of a 0.125% change of the hypothetical interest on the Notes and the Euro Notes.

A hypothetical increase or decrease to the annual interest rate related to the Delayed Draw Term Loan Agreement, the USD Notes and the Euro Notes would change annual interest expense by approximately $12.0 million for the year ended December 31, 2025.

(g)

To record the income tax impact of the KDP Transaction Accounting Adjustments utilizing the blended statutory income tax rate of approximately 25% for the year ended December 31, 2025. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the JDE Peet’s Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. Following the completion of the Transactions, KDP will continue to evaluate the impacts to its federal, state, and foreign tax profiles and assertions.

(h)

Represents the estimated tax impact of income allocation to the non-controlling interest holder for the Pod Manufacturing JV, since allocation from a taxable entity to the Pod Manufacturing JV which is not subject to federal income tax.

(i)	Certain nonrecurring tax expenses related to implementing the JV Investment structure, including withholding taxes and the recognition of a valuation allowance on specific deferred tax assets (DTAs).

(j)

The JV Investor Partner will be entitled to 49% of the Pod Manufacturing JV’s distributions until it achieves a target internal rate of return equal to 6.375% in each of the first five years, which is assumed to be met based on the income of the Pod Manufacturing JV for the periods presented; the JV Investor Partner will receive 49% of distributions in years thereafter which are classified as non-controlling interest on the unaudited pro forma condensed combined statement of income.

Note 6 – Earnings Per Share (“EPS”)

Based on the Equity Transactions, basic EPS reflects net income attributable to common stockholders after deducting preferred dividends related to the Convertible Preferred Stock. The Preferred Investors are entitled to participate in dividends declared or paid on the common stock on an as-converted basis (provided that any such dividends on the common stock on an as-converted basis received by Preferred Investors will reduce, on a dollar-for-dollar basis, the dividends such Preferred Investors are entitled to otherwise receive), and therefore net income attributable to common stockholders is computed under the two-class method in periods when participation on an as-converted basis exceeds the preferred dividends related to the Convertible Preferred Stock.

The diluted EPS includes the potential conversion of the Convertible Preferred Stock into shares of common stock; however, all shares subject to the conversion of the Convertible Preferred Stock are excluded from the calculation of diluted shares because their impact would have been anti-dilutive based on the application of the if-converted method, giving effect to other potentially dilutive securities. Therefore, presentation of diluted EPS will be consistent with the presentation of basic EPS, which is calculated under the two-class method.

The following tables calculates the unaudited pro forma basic and diluted earnings per share, which reflects KDP’s historical EPS adjusted to reflect the impacts to EPS due to the Preferred Investment:

	Year Ended December 31, 2025
	KDP
	Historical (As	Pro Forma
Description (In millions, except per share data)	Reported)	KDP
Numerator:
Pro forma net income attributable to common stockholders	$2,079	$1,928
Less: Dividends allocated to Preferred Investors (i)	—	(214)
Adjusted pro forma net income attributable to common stockholder - basic	2,079	1,714

	Year Ended December 31, 2025
Denominator – basic:
Pro forma weighted average shares – basic	1,358.1	1,358.1
Pro forma net income per share – basic	$1.53	$1.25
Denominator – diluted:
Pro forma weighted average shares - diluted (ii) (iii)	1,362.8	1,362.8
Pro forma net income per share – diluted	$1.53	$1.25

(i)

Equal to income attributed to participating securities (Convertible Preferred Stock) calculated based on the greater of the preferred dividend rate of 4.75% in effect or participation on an as-converted participation, which is not applicable for the year ended December 31, 2025.

(ii)

Pro forma diluted earnings per share excludes the dilutive impact of the converted JDE Peet’s equity compensation awards, as the information necessary to determine such dilution on a pro forma basis is not available.

(iii)	Pro forma weighted average shares outstanding excludes shares issuable upon conversion of the Convertible Preferred Stock, as the conversion is antidilutive.